Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of our report dated February 20, 2009 for Variable Insurance Products Fund III: VIP Mid Cap Portfolio on the financial statements and financial highlights included in the December 31, 2008 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 20, 2009